SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the "Sublease") made as of Oct. 12, 2009 (the "Effective Date"), by and between **ASTRAZENECA LP**, a Delaware limited partnership (the "Sublessor"), and **ORAGENICS INC.**, a Florida corporation (the "Sublessee").

BACKGROUND

A. By lease dated June 28, 2007 (the "Prime Lease"), Bayport Plaza Investors LLC (the "Prime Landlord") leased to Sublessor certain premises (the "Premises") in an office building located at and known as Bayport Plaza, located at 3000 Bayport Drive, Tampa, Florida 33607 (the "Building"). A copy of the Prime Lease is attached to this Sublease as **Exhibit A**. Capitalized terms which are used but not otherwise defined in this Sublease shall have the meanings ascribed to them in the Prime Lease.

B. The Premises consists of approximately 17,339 rentable square feet located on the 6th floor of the Building, identified as Suites 600 and 685, as further described in the Prime Lease.

C. The Expiration Date of the Prime Lease is January 31, 2013.

D. Sublessor now desires to sublease to Sublessee, and Sublessee desires to sublease from Sublessor, a portion of the Premises, which portion contains approximately 3,150 rentable square feet (Suite 685) and is shown on **Exhibit B** attached hereto (the "Subleased Premises"), upon the terms and conditions set forth in this Sublease.

NOW, THEREFORE, for and in consideration of the covenants and agreements set forth in this Sublease, and intending to be legally bound, Sublessor and Sublessee agree as follows:

1. **Demise; Term.**

1.1. Demise. Sublessor hereby subleases the Subleased Premises to Sublessee, and Sublessee hereby subleases the Subleased Premises from Sublessor, together with all fixtures installed in the Subleased Premises by or for the benefit of Sublessor, and also together with all appurtenances and rights ancillary to the Subleased Premises, including but not limited to the proportionate share of parking spaces provided to Sublessor under the Prime Lease, subject to the terms and parking rates set forth in "Reserved Parking Spaces" and "Unreserved Parking Spaces" in Basic Lease Information and Section 44 of the Prime Lease, which is one (1) reserved space and twelve (12) unreserved spaces. Sublessee shall pay Sublessor for the charge of parking, which is currently $75.00 per reserved space per month as of the date of this Sublease, and is subject to change in accordance with the Prime Lease.

1.2. Term. The term of this Sublease (the "Sublease Term") shall begin on the later of (A) the Effective Date, or (B) the date that Sublessor receives the Prime Landlord's

Consent (as defined in Article 12 of this Sublease) (the "Commencement Date"). The Sublease Term shall expire on January 31, 2013, unless sooner terminated by Sublessor as provided in this Sublease. Tenant may have access to the Subleased Premises solely for the purpose of installing data/telecommunications systems, furniture, fixtures, equipment and similar improvements, but not for the conduct of its business, subject to Prime Landlord's Consent. Such early access of the Subleased Premises shall be subject to all of the terms of this Sublease, except Sublessee will not be obligated to pay Base Rent until the Commencement Date.

2. **Prime Lease.**

2.1. Terms of Sublease Identical With Prime Lease. It is intended that the terms and conditions of this Sublease shall be identical to the terms and conditions of the Prime Lease as they relate to the Subleased Premises, except to the extent inconsistent with the express terms of this Sublease and except as set forth in Section 2.2 of this Sublease. Therefore, Sublessor and Sublessee agree that:

2.1.1. each and every term, condition, covenant and agreement of the Prime Lease, as it relates to the Subleased Premises, is a term, condition, covenant and agreement of this Sublease, and is incorporated in this Sublease by reference, except to the extent inconsistent with the express terms of this Sublease and except as set forth in Section 2.2 of this Sublease;

2.1.2. Sublessee shall perform all obligations and comply with all terms, conditions, covenants and agreements of Sublessor as tenant under the Prime Lease, as they relate to the Subleased Premises, for the Sublease Term, except to the extent inconsistent with the express terms of this Sublease and except as set forth in Section 2.2 of this Sublease; and

2.1.3. the term "Landlord" as set forth in the Prime Lease shall mean Sublessor in this Sublease and the term "Tenant" as set forth in the Prime Lease shall mean Sublessee in this Sublease.

2.2. Terms Not Incorporated. Notwithstanding the provisions of Section 2.1 of this Sublease, the following provisions of the Prime Lease are not incorporated in or made part of this Sublease: Landlord's Address [see Basic Lease Information]; the amount of Base Rent payable by Sublessor to Prime Landlord [see Basic Lease Information]; Length of Term [see Basic Lease Information]; Commencement Date [see Basic Lease Information]; Brokers [see Basic Lease Information]; Term [Section 3, except Expiration Date shall remain January 31, 2013]; address for payment of Base Rent and Additional Rent [Section 4(d)]; Brokers [Section 38]; Option to Extend Lease Term [Section 56]; Release Space [Exhibit A-1]; Tenant Improvements [Exhibit B]; and Form of Subordination, Non-Disturbance and Attornment Agreement [Exhibit F].

2.3. Sublease Controls. If there is a conflict between the stated terms and conditions in this Sublease and those set forth in the Prime Lease, the terms and conditions set forth in this Sublease shall control.

2.4. Performance To Be Tendered To Prime Landlord. Except as otherwise provided in this Sublease, Sublessee shall tender performance of its obligations directly to Prime Landlord so that all of Sublessor's obligations under the Prime Lease accruing during the Sublease Term with respect to the Subleased Premises shall be fully satisfied and discharged by Sublessee's performance.

2.5. Covenant Against Actions Causing Default Under Prime Lease. Neither Sublessor nor Sublessee shall do or cause to be done or suffer or permit to be done any act or thing which would constitute a default under the Prime Lease or which would cause the Prime Lease or any of Sublessor's rights under the Prime Lease to be cancelled, terminated, forfeited or prejudiced or which would render Sublessor liable for any damages, fines, claims, penalties, costs or expenses under the Prime Lease.

2.6. Abatement of Rent. Rent shall not abate under this Sublease unless if and to the extent Rent payable by Sublessor to Prime Landlord abates (and only in proportion to the obligation of Sublessee to Sublessor to amounts payable by Sublessor to Prime Landlord with respect to the Subleased Premises).

3. **Performance.**

3.1. Sublessor Not Liable For Prime Landlord's Obligations.

3.1.1. Although the terms, conditions, covenants and agreements of the Prime Lease are incorporated as terms and agreement of this Sublease, Sublessor shall not be liable to Sublessee for performance or non-performance of obligations of Sublessor under this Sublease which are also the obligations of Prime Landlord under the Prime Lease (the "Prime Landlord's Obligations"). It is intended that Sublessee shall look solely to and hold solely responsible Prime Landlord for the performance of the Prime Landlord's Obligations under the Prime Lease.

3.1.2. Without limiting the generality of Section 3.1.1 of this Sublease, Sublessor shall have no obligation or responsibility for any of the following: (A) maintenance or repair of the Subleased Premises, or the common areas or mechanical systems of the Property; (B) providing heating, ventilating, air conditioning or any utility service; or (C) providing Building services, such as janitorial or security services. Sublessor shall have no liability by reason of any failure by Prime Landlord to provide any of the foregoing services or to otherwise perform any of the Prime Landlord's Obligations.

3.2. Assignment of Remedies.

3.2.1. If Prime Landlord shall fail at any time to perform the Prime Landlord's Obligations, Sublessee shall give notice thereof to Sublessor. In order to enable Sublessee to enforce the Prime Landlord's Obligations as they relate to the Subleased Premises, Sublessor hereby assigns to Sublessee the rights and remedies of Sublessor under the Prime Lease for the enforcement of the Prime Landlord's Obligations, as they relate to the Subleased Premises. Sublessee's right to enforce the Prime Landlord's Obligations shall be non-exclusive, and Sublessor reserves to itself also the right to exercise any rights and remedies under the Prime Lease for the enforcement of the Prime Landlord's Obligations. Landlord's current notice address is: 3000 Bayport Drive, suite 585, Tampa, Florida 33607 (attn: Sheri Forte, Property Manager)

3.2.2. Notwithstanding the provisions of Subsection 3.2.1 of this Sublease, Sublessee shall not have the right to:

3.2.2.1. terminate, alter or amend the Prime Lease;

3.2.2.2. withhold Rent or any other sum payable under this Sublease;

3.2.2.3. set off or deduct any amount from Rent or any other sum payable under this Sublease.

4. **Rent.**

4.1. Base Rent. Sublessee shall pay rent ("Base Rent") at the times provided for the payment of Base Rent in the Prime Lease, in the amounts set forth below, prorated for any partial month, commencing on the Commencement Date; provided, however, that the first monthly payment of $4,856.25 plus applicable sales and use taxes (currently 7% of Base Rent as of the date of this Sublease), shall be paid by Tenant to Landlord upon execution and delivery of this Sublease by Tenant to Landlord:

Lease Period	$/RSF	Annual	Monthly
Commencement Date – 08/31/10	$18.50	$ 58,275.00	$ 4,856.25*
09/01/10 – 08/31/11	$18.50	$ 58,275.00	$ 4,856.25
09/01/11 – 08/31/12	$18.50	$ 58,275.00	$ 4,856.25
09/01/12 – 01/31/13	$18.50	$ 58,275.00	$ 4,856.25

*Notwithstanding the foregoing, Subtenant shall not be obligated to pay Base Rent during the first full calendar month of the Sublease Term.

4.2. Additional Rent. In addition to Base Rent, Sublessee shall pay as Additional Rent all sales and use tax levied upon the use and occupancy of the Subleased Premises and the cost of any additional utility services or other services requested by Sublessee, at the times and in the amounts set forth in Prime Lease. Sublessor shall have the same rights and remedies for nonpayment of Additional Rent as Sublessor has for nonpayment of Base Rent. Sublessee shall not be responsible to pay for the items in Section 4(b) of the Prime Lease identified as Tenant's Proportionate Share of the total dollar increase, if any, in: (a) Operating Expenses over Base Operating Expenses; (b) Insurance Expenses over Base Insurance Expenses (c) Utility Expenses over Base Utility Expenses; (d) Taxes over Base Taxes.

4.3. Rent In General.

4.3.1. All Base Rent and Additional Rent (collectively, "Rent") shall be paid to Sublessor at its address set forth in Article 11 of this Sublease, or at such other address as Sublessor may direct.

4.3.2. All Rent shall be paid without notice or demand and without any setoff or deduction whatsoever. Sublessee's covenant and agreement to pay Rent shall for all purposes be construed as a separate and independent covenant.

5. **Use.**

Sublessee shall use and occupy the Subleased Premises for the Permitted Use as defined in the Prime Lease.

6. **Subleased Premises Accepted "AS-IS"; Furniture.**

The Subleased Premises is accepted by Sublessee in its present condition, **"AS-IS,"** without any representation or warranty by Sublessor, subject to the state of title on the date of this Sublease, and also subject to all applicable legal requirements and any violation of legal requirements which may exist on the date of this Sublease; provided, however, Sublessor shall complete the drywall partition between the Subleased Premises and Premises by infilling the existing door size opening in accordance with applicable building code requirements and in a good and workmanlike manner. Sublessee has examined and approved the Subleased Premises and acknowledges that all improvements and fixtures included in the Subleased Premises are in good condition and working order. Sublessor shall have no obligation to make any improvements to the Subleased Premises or provide Sublessee any allowance for so doing. Sublessee shall accept the furniture located in the Subleased Premises as of the Effective Date, a list of which is attached as **Exhibit C** (the "Furniture"), which is accepted by Sublessee in its present condition, **"AS-IS."** Sublessee shall remove the Furniture from the Subleased Premises at the end of the Term in accordance with the terms of the Prime Lease. Upon written request of Sublessee, Sublessor shall promptly execute and deliver to Sublessee the Bill of Sale attached to this Sublease as **Exhibit D**.

7. **Indemnification.**

7.1. Sublessee covenants and agrees to indemnify, defend, and hold harmless Sublessor, and its respective partners, shareholders, officers, directors, agents, and employees from and against any and all claims, demands, costs, expenses, judgments, losses, suits, and damages proximately resulting from (a) negligence on the part of Sublessee, its agents, or employees arising from their use or occupancy of the Subleased Premises, or (b) breach of this Sublease by Sublessee.

7.2. Sublessor covenants and agrees to indemnify, defend, and hold harmless Sublessee, and its respective partners, shareholders, officers, directors, agents, and employees from and against any and all claims, demands, costs, expenses, judgments, losses, suits, and damages proximately resulting from a breach of this Sublease by Sublessor.

8. **Security Deposit.**

8.1. Amount. Simultaneously with the execution of this Sublease, Sublessee shall deposit the sum of $3,500.00 with Sublessor to secure Sublessee's performance of its obligations under this Sublease (the "Security Deposit").

8.2. No Interest. Sublessee shall receive no interest on the Security Deposit. Sublessor may commingle the Security Deposit with other moneys of Sublessor.

8.3. Application. Upon the occurrence of a Default, Sublessor may, without prejudice to Sublessor's other remedies, apply part or all of the Security Deposit (A) to cure the Default, in whole or in part, and (B) to any losses or damages suffered by Sublessor by reason of such Default. If Sublessor so applies part or all of the Security Deposit, Sublessee shall within ten (10) days after written demand, pay Sublessor the amount necessary to restore the Security Deposit to its original amount.

8.4. Transfer of Sublessor's Interest In Sublease. In the event of a sale, assignment or other transfer of Sublessor's interest in this Sublease, Sublessor shall have the right to transfer the Security Deposit to the purchaser, assignee or transferee. Upon such transfer, Sublessee shall look only to the new sublessor for the return of the Security Deposit and Sublessor shall be released from all liability for the return of the Security Deposit.

8.5. Return of Security Deposit. Any part of the Security Deposit not used by Sublessor shall be returned to Sublessee upon the latest to occur of (A) the expiration of the Sublease Term; (B) the surrender of the Subleased Premises by Sublessee in accordance with the terms of the Sublease; and (C) the computation of all Base Rent and Additional Rent by Sublessor and payment by Sublessee.

9. **Quiet Enjoyment.**

Subject to the terms and conditions of this Sublease, Sublessor warrants to Sublessee that it will take no action to disturb the quiet enjoyment of Sublessee for so long as

Sublessee performs all obligations of the Sublessee under this Sublease. Sublessor makes no warranty respecting action by any other party, including, without limitation, Prime Landlord.

10. **Sublease Subordinate to Prime Lease; Termination of Prime Lease.**

10.1. Sublease Subordinate. This Sublease and the rights of the parties under this Sublease are subject and subordinate to the Prime Lease.

10.2. Termination of Prime Lease. This Sublease shall terminate as of the date of termination of the Prime Lease. Sublessor shall have no liability to Sublessee as a result of such termination, unless the Prime Lease is terminated because of a Default on the part of Sublessor, except to the extent caused by Sublessee, its agents or employees.

11. **Notices.**

Any notices required or permitted to be given under this Sublease shall be given in writing and shall be delivered by (a) hand delivery, (b) commercial overnight courier that guarantees next day delivery and provides a receipt, or (c) legible facsimile (followed by hard copy sent concurrently with such facsimile, in accordance with preceding subsections (a) or (b)), and such notices shall be addressed as follows:

If to Sublessor:

Corporate Real Estate
AstraZeneca Pharmaceuticals LP
1800 Concord Pike
P.O. Box 15437
Wilmington, DE 19850-5437
Attention: Debra Haufler FOC-G
Facsimile No.: 302-886-1825

with a copy to:

General Counsel
AstraZeneca Pharmaceuticals LP
1800 Concord Pike
P.O. Box 15437
Wilmington, DE 198540-5437
Facsimile No.: 302-886-2459

If to Sublessee:

Oragenics, Inc.
3000 Bayport Drive
Suite 685
Tampa, FL 33607
Attention: President / CEO

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery). Notice given by facsimile shall be effective upon receipt of such facsimile (subject to the requirement that hard copy be sent concurrently in accordance with this Section). Any notice which is received on a Saturday, Sunday or a legal holiday, or after 5:00 p.m. prevailing local time at the place of receipt, shall be deemed received on the next business day.

12. **Prime Landlord's Consent.**

12.1. Sublease Conditioned Upon Consent. This Sublease is subject to, and conditioned upon, Sublessor's obtaining the written consent of Prime Landlord to this Sublease (the "Prime Landlord's Consent"). As set forth in Section 1.2 of this Sublease, the Sublease Term shall not commence until Sublessor has obtained the Prime Landlord's Consent, required under Section 23 of the Prime Lease, in form and substance acceptable to Sublessor and Sublessee.

12.2. Delivery of Information. Sublessee shall promptly deliver to Sublessor any information reasonably required by Prime Landlord (in connection with the Prime Landlord's Consent) with respect to the nature and operation of Sublessee's business and/or the financial condition of Sublessee. Such information shall be maintained in strict confidence by Sublessor.

12.3. Agreements for Benefit of Prime Landlord. Sublessor and Sublessee hereby agree, for the benefit of Prime Landlord, that neither this Sublease nor the Prime Landlord's Consent shall:

12.3.1. create privity of contract between Prime Landlord and Sublessee;

12.3.2. be deemed to amend the Prime Lease in any way (unless Prime Landlord shall have expressly agreed in writing to such amendment); or

12.3.3. be construed as a waiver of Prime Landlord's right to consent to any assignment of the Prime Lease by Sublessor or any further subletting of the Subleased Premises.

12.4. Effect of Failure to Obtain Prime Landlord's Consent. If Prime Landlord fails to consent to this Sublease within thirty (30) days after the execution and delivery of this Sublease by the parties, either Sublessor or Sublessee may terminate this Sublease by giving written notice to the other at any time thereafter, but before Prime Landlord grants such consent. Upon such termination, (A) Sublessor will return the Security Deposit to Sublessee, (B) this Sublease will become null and void, and (C) neither party will have any liability or obligation to the other under this Sublease.

13. **Brokers.**

Sublessor and Sublessee represent and warrant to each other that no broker or finder other than Jones Lang LaSalle representing Sublessor and Cushman & Wakefield representing Sublessee (together, the "Brokers"), was instrumental in arranging or bringing about this transaction and that there are no claims or rights for commissions, finders' fees or other compensation (collectively, "compensation") by any person or entity other than the Brokers. Sublessor shall be solely responsible for all compensation payable to the Brokers. If any broker or finder asserts a claim for compensation based upon any actual or alleged contact, dealings or communication with Sublessor or Sublessee, then the party through whom such broker or finder makes its claim shall indemnify and hold the other party (the "Indemnified Party") harmless from and against any and all claims, damages, judgments, suits, liabilities, losses, costs and expenses (including without limitation, reasonable attorneys' fees and court costs) suffered or incurred by or brought against the Indemnified Party in connection with such claim for compensation.

14. **Patriot Act; Executive Order 13224; Anti-Money Laundering Act.**

14.1. Representation and Warranty. Sublessee represents and warrants that (a) no Benefited Party is a Prohibited Person, and (b) no Benefited Party is in violation of the Executive Order, the Patriot Act, the Anti-Money Laundering Act, or any order, rule, regulation or recommendation promulgated under or in connection with the Executive Order, the Patriot Act or the Anti-Money Laundering Act.

14.2. Covenants. Sublessee covenants and agrees to ensure that throughout the Term (a) no Benefited Party will be a Prohibited Person, and (b) no Benefited Party will be in violation of the Executive Order, the Patriot Act, the Anti-Money Laundering Act, or any order, rule, regulation or recommendation promulgated under or in connection with the Executive Order, the Patriot Act or the Anti-Money Laundering Act.

14.3. Certification. On request by Landlord from time to time, Sublessee covenants and agrees promptly to deliver to Sublessor such certification or other evidence as Sublessor may request, confirming that all Benefited Parties are in compliance with the requirements of this Section.

14.4. Definitions.

14.4.1. "Benefited Party" means and includes (a) Sublessee; (b) any officer, director, shareholder, partner or member of Sublessee; (c) any direct or indirect holder of any equity interest in Sublessee; and (d) any affiliate of Sublessee.

14.4.2. "Prohibited Person" means and includes any person or entity with whom US persons or entities are prohibited or restricted from doing business pursuant to (a) the Executive Order and the Annex thereto, (b) the regulations of the Office of Foreign Asset Control of the Department of the Treasury (including the Specially Designated Nationals and Blocked Persons List, as updated from

time to time, and (c) any other statute, law, executive order, rule, regulation or other governmental action.

14.4.3. "Executive Order" means Executive Order 13224 signed on September 24, 2001 and titled "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism."

14.4.4. "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

14.4.5. "Anti-Money Laundering Act" means the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

15. **Miscellaneous.**

15.1. Interpretation of Sublease. The headings and captions in this Sublease are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Sublease or any of its provisions. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter.

15.2. Governing Law; Jurisdiction and Venue. This Sublease shall be governed by and construed in accordance with the laws of the State of Florida

15.3. No Recording. Neither this Sublease nor any memorandum or short form thereof may be recorded by Sublessee.

15.4. Survival. Any covenants set forth in this Sublease which, by their nature, would reasonably be expected to be performed after the expiration or earlier termination of this Sublease, shall survive the expiration or earlier termination of this Sublease.

15.5. Counterparts. This Sublease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15.6. Transmission of Sublease by Facsimile or PDF. The transmission of a signed counterpart of this Sublease by facsimile or by portable document file ("PDF") shall have the same force and effect as delivery of an original signed counterpart of this Sublease, and shall constitute valid and effective delivery for all purposes. If either party delivers a signed counterpart of this Sublease by transmission of a facsimile or PDF, it shall also send promptly thereafter by overnight courier or personal delivery a signed original counterpart of this Sublease to the other party, but failure to do so shall not render this Sublease void or voidable by either party.

15.7. Binding Effect; Assignment. This Sublease shall be binding upon, and inure to the benefit of, the parties to this Sublease and their respective successors and assigns.

15.8. Joint and Several Liability. If two or more individuals, corporations, partnerships, or other entities (or any combination of two or more thereof) sign this Sublease as Sublessee, the liability of each such individual, corporation, partnership or other entity to pay Rent and perform all other obligations of Sublessee under this Sublease shall be joint and several.

15.9. Entire Agreement; Requirement for Writing.

15.9.1. This Sublease and the Exhibits attached to this Sublease contain the final and entire agreement of Sublessor and Sublessee and are intended to be an integration of all prior negotiations and understandings. Neither Sublessor nor Sublessee shall be bound by any covenants, agreements, statements, representations or warranties, oral or written, not contained in this Sublease.

15.9.2. No change or modification to this Sublease shall be valid unless the same is in writing and signed by the parties to this Sublease.

15.9.3. No waiver of any of the provisions of this Sublease shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.

15.10. Severability. If any provision of this Sublease, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Sublease and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

15.11. Time of Essence. Time is of the essence of each and every provision of this Sublease of which time is an element.

15.12. Drafts not an Offer to Enter into a Legally Binding Contract. The submission of a draft of this Sublease by one party to another is not intended by either party to be an offer to enter into a legally binding contract. The parties shall be legally bound pursuant to the terms of this Sublease only if and when Sublessor and Sublessee have fully executed and delivered to each other a counterpart of this Sublease.

IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease as of the day and year first above written.

SUBLESSOR:

ASTRAZENECA LP

Witness:

Name: Coiy Matthews

Name: Dorzia Houston

By: ______________________
Name: Arnie Caine
Title: Vice President
US Business Services

CM 10-5-09

SUBLESSEE:

ORAGENICS, INC.

Witness:

Name: MICHAEL DIBLASI

Name: Tammy Roque

By: ______________________
Name: David Hirsch
Title: CEO

EXHIBIT A

PRIME LEASE

EXHIBIT B

SUBLEASED PREMISES



Bayport Plaza

August 11, 2009

Suite 685 - 3,150 rsf

Scale: 3/32" = 1'-0"

INTERIORS ARCHITECTURE GRAPHICS

ASD

EXHIBIT C

FURNITURE

7 Workstations
5 Wooden Bookshelves
5 Traditional Office Desks & Credenzas
1 Wooden Four Drawer Cabinet
8 Five-Drawer File Cabinets
6 Wooden End Tables
11 Black Low Back Chairs
2 Portable White Boards

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE (the "Bill of Sale") is made as of the ________ day of ______________, 2009, by **ASTRAZENECA LP**, a Delaware corporation (the "Seller"), in favor of **ORAGENICS INC.**, a _____________ corporation (the "Purchaser").

W I T N E S S E T H:

Seller and Purchaser are parties to a Sublease Agreement dated ______________ (the "Sublease"). This Bill of Sale is being delivered pursuant to Section 6 of the Sublease.

NOW, THEREFORE, for good and valuable consideration received by Seller, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller hereby sells, assigns and transfers to Purchaser all of the personal property described in Exhibit A attached to this Bill of Sale (the "Furniture").

No covenant or warranty on the part of Seller is made or implied to be made to Purchaser with respect to the Furniture. Without limiting the generality of the foregoing, Seller hereby expressly disclaims any warranties as to merchantability and fitness for a particular purpose and any other warranties or representations as to the condition of the Furniture. Purchaser acknowledges and agrees that it has inspected the Furniture and accepts the same in its present condition, **"AS IS, WHERE IS, WITH ALL FAULTS."**

IN WITNESS WHEREOF, Seller has executed this Bill of Sale the day and year first above written.

SELLER:

ASTRAZENECA LP

By: ______________________________
Name: ____________________________
Title: _____________________________